Exhibit 99.1
Vestin Realty Mortgage I, Inc.
Declares Monthly Dividend of $0.041 Per Share
For The Month of February 2008 and
Share Repurchase Authorization

Las Vegas – February 22, 2008 – Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA) a real estate investment trust (the “Company”) announced that on February 21, 2008, its Board of Directors declared a cash dividend of $0.041 per common share for the month of February 2008, payable on March 28, 2008 to shareholders of record as of March 7, 2008.  The dividend is the same amount per share as the dividend paid by the Company for the month of January 2008.

In addition, Vestin Realty Mortgage I, Inc. announced today that its Board of Directors has authorized the repurchase of up to $5 million worth of the Company’s common stock.  Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions.

The Company is not obligated to purchase any shares.  Subject to applicable securities laws, including SEC Rule 10b-18, repurchases may be made at such times and in such amounts as the Company's management deems appropriate.  The share repurchase program may be discontinued or terminated at any time and the Company has not established a date for completion of the share repurchase program.  The repurchases will be financed from the Company's available cash.

Vestin Realty Mortgage I, Inc. has approximately 6.9 million shares of common stock outstanding.

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of September 30, 2007, Vestin Realty Mortgage I, Inc. had assets of over $63 million.  Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Mortgage, Inc.
James Townsend
702-227-0965